EXHIBIT 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

International Endeavors Corporation

We consent to the use of our report dated June 7, 2017 with respect to the financial statements of International Endeavors Corporation as of December 31, 2016 and 2015 and the related statements of operations, shareholders’ deficit and cash flows for the periods then ended.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Michael Gillespie & Associates, PLLC

Seattle, Washington

June 23, 2017

/S/ Michael Gillespie & Associates, PLLC